UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: August 15, 2014
(Date of earliest event reported)

Timberline Resources Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055
_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue
Coeur d’Alene, Idaho 83814
(Address of principal executive offices, including zip code)

 (208) 664-4859
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Appointment of Directors

On August 15, 2014, pursuant to the Registrant’s closing of its arrangement with Wolfpack Gold Corp., the Company’s Board of Directors appointed Mr. William M. Sherrif and Mr. John E. Watson to the Board of Directors.

Mr. Sheriff has been the chairman of Wolfpack Gold Corp. since September 2010 and was the CEO of Wolfpack from October 2009 to September 2010. Additionally, he has been the CEO of Till Capital Corp. since April 2014; was the CEO of Americas Bullion Royalty Corp. from January 2009 until April 2014; was the CEO of Redtail Metals Corp. from October 2012 to April 2014; was the CEO of Silver Predator Corp. from May 2011 to February 2012; was the CEO of EMC Metals Corp. from July 2006 to March 2009; and was the Executive Chairman of Energy Metals Corp. from 2006 to 2008.

Mr. Watson is the President and CEO of NV Gold Corporation, a mineral exploration company with gold properties in Nevada and Wyoming, USA. He has over 35 years of experience in the mineral resource industry. From 2002 to 2007, Mr. Watson was the President of Pan-Nevada Gold Corporation which, prior to the completion of its merger with Midway Gold Corp., was a TSX Venture Exchange listed company focused on the acquisition, exploration and expansion of advanced stage gold projects in Nevada. From 1979 to 1993, Mr. Watson was the President and CEO of Horizon Gold Corporation, which was listed on NASDAQ from 1986 to 1993. Horizon Gold Corporation built and operated two open pit, heap leach mines in Nevada. Currently, Mr. Watson is a director of Prospero Silver Corp. a TSX Venture Exchange listed company operating in Mexico. Mr. Watson holds a B.A. in Geology from the University of Texas and an M.Sc. in Mineral Economics from the Colorado School of Mines.

Neither Mr. Sheriff nor Mr. Watson is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers.  Both Mr. Sheriff and Mr. Watson were appoint to the Board pursuant to the Company’s arrangement with Wolfpack Gold Corp. as described in the Registrant’s Definitive Proxy Statement as filed with the SEC on July 8, 2014, which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: August 21, 2014	By:	/s/ Randal Hardy
Randal Hardy Chief Executive Officer, Chief Financial Officer and Director